DATED 17th May 2000



                           GLYCYX PHARMACEUTICALS, LTD



                                      -and-



                         SHIRE PHARMACEUTICALS GROUP PLC



                                    AGREEMENT





THE INFORMATION HEREIN MARKED BY [*] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SEC.

                                    CONTENTS


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
1.    DEFINITIONS............................................................................................2


2.    GRANT AND ASSIGNMENT...................................................................................9


3.    SUBLICENCES AND ASSIGNMENTS OF PATENTS................................................................11


4     BUSINESS OPPORTUNITIES................................................................................13


5     GLYCYX ASSISTANCE.....................................................................................14


6     MUTUAL COOPERATION....................................................................................15


7     DEVELOPMENT AND MANUFACTURING COMMITTEES..............................................................15


8     TRANSFER BY GLYCYX....................................................................................18


9     PRODUCT REGISTRATIONS.................................................................................19


10    SUPPLY OF PRODUCT.....................................................................................20


11    REPRESENTATIONS AND WARRANTIES........................................................................24


12    PAYMENTS TO GLYCYX....................................................................................29


13    PRODUCT DATABASE AND ADVERSE REACTIONS REPORTING.......................................................3


14    IMPROVEMENTS...........................................................................................4


15    PRODUCT PATENTS, FORMULATION AND USE PATENTS AND TRADEMARKS............................................5


16    CONFIDENTIALITY........................................................................................7


17    INDEMNITY..............................................................................................9


18    WITHHOLDING TAX.......................................................................................11


19    FORCE MAJEURE.........................................................................................12


20    ASSIGNMENT............................................................................................12


21    NOTICES...............................................................................................13


22    ENTIRE AGREEMENT......................................................................................14


23    INDEPENDENT CONTRACTORS...............................................................................15

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
24    WAIVER................................................................................................15


25    SEVERABILITY..........................................................................................15


26    GOVERNING LAW.........................................................................................16


27    JURISDICTION..........................................................................................16

This Agreement is made the 17th day of May 2000

B E T W E E N:

(1) GLYCYX PHARMACEUTICALS, LTD. a company incorporated in Bermuda having its registered office at Milner House, 18 Parliament Street, Hamilton, HM12 Bermuda ("Glycyx"); and

(2) SHIRE PHARMACEUTICALS GROUP PLC a company incorporated in England and Wales having its registered office at East Anton, Andover, Hampshire, SP10 5RG England ("Shire")

W H E R E A S:

A. Glycyx is the sole and exclusive licensee of all rights in respect of a pharmaceutical compound, Balsalazide, in respect of the territory of the world excluding the United States and has itself or through a previous sub-licensee, AstraZeneca AB, developed such pharmaceutical compound, conducted all clinical trials and testing required in connection with initial applications for product registrations within the European Union and applied for and obtained certain product registrations in respect thereof and marketed such product in certain European countries.

B. Shire wishes to acquire rights to such pharmaceutical compound in respect of certain European countries and wishes to acquire product registrations obtained in respect thereof currently held in the name of AstraZeneca AB and wishes to effect a smooth transition of the marketing and distribution of such pharmaceutical product in such countries from AstraZeneca AB.

C. Glycyx has agreed to grant to Shire certain rights and to procure the assignment to Shire of certain other rights in respect of such pharmaceutical compound in certain European countries upon the terms and conditions of this Agreement.

D. [*]

IT IS AGREED AS FOLLOWS:

1.       DEFINITIONS

In this Agreement, the following terms and expressions shall have the meanings specified below:

"Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with, a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity. For the avoidance of doubt, Salix Pharmaceuticals, Ltd. a company registered in the British Virgin Islands and Salix Pharmaceuticals Inc, a company registered in California, USA are both Affiliates of Glycyx.

"API" means the active pharmaceutical ingredient of any Product.

"Approval" means the grant by the relevant Regulatory Authority of a marketing authorisation permitting the commercial marketing of a Product in a country in the Territory and the approval by the applicable Regulatory Authority of such country of such Product for reimbursement under its national health and welfare system and pricing.

"Assignments" means each of and together the Assignment of Patents in the form contained in Schedule 2 and the Assignment of Trade Marks in the form contained in Schedule 3.

"Astra" means AstraZeneca AB (previously known as Astra AB) a company incorporated under the laws of Sweden (company registration number 556011-7482) and whose principal place of business is at SE-151 85 Sodertalje, Sweden.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

"Astra Agreement" means an agreement entered into between Astra and Glycyx dated 22 December 1999.

 "Astra Stock" means all Stock in respect of each of Sweden, Denmark and the United Kingdom in the possession of Astra as at the relevant Transfer Date.

"Astra Termination Letter" means a letter of even date herewith from Glycyx to Astra in respect of the Astra Agreement.

"Balsalazide" means 5-[4(2-Carboxyethylcarbamoyl)-phenylazo]- salicylic acid disodium salt dihydrate or other salts and any prodrugs, analogs and isomers thereof.

"Biorex" means Biorex Laboratories Limited a company incorporated in England and Wales having its registered office at 2 Crossfield Chambers, Gladbeck Way, Enfield, Middlesex, EN2 7HT, England.

"Biorex Agreement" means an agreement of even date herewith between Biorex and Glycyx, relating to the Product Patents, the Trade Marks, the Community Trade Mark, the Product and Balsalazide.

"CEOs" has the meaning set out in Clause 7.7.

"Clinical Study" has the meaning set out in Clause 9.3.

"Community Trade Marks" means the trademarks "Colazid" and "Colazide" registered as Community Trade Marks in the name of Biorex under registration numbers 000501759 and 000267930.

"Consideration Shares" has the meaning set out in Clause 12.5.

"Development Committee" has the meaning set out in Clause 7.1.

"Effective Date" means the date of receipt by Glycyx of payment under Clause 12.1.1.

"Excluded Territory" means the world excluding only the Territory.

"Existing Territory" means the United Kingdom, Denmark and Sweden.

"Formulation and Use Patents" means the patents and the patent applications listed in Schedule 1 and any continuations, continuations-in-part, divisions, substitutions, renewals, reissues and extensions, including any SPCs obtained in respect thereof only insofar as they relate to the Territory.

"Glycyx Area" means each of the areas known as Pacific Rim (ie. China, Korea, Japan, Taiwan and Australasia), South East Asia, Central America, South America, Eastern Europe and North America (which for the avoidance of doubt shall not include the Territory or any part thereof).

"Glycyx Manufacturing Technology" means such Manufacturing Technology as is owned by or within the control of or licensed to Glycyx or its Affiliates as at the Effective Date including for the avoidance of doubt any obtained by Glycyx from Astra (whether located in the Territory or elsewhere).

"Glycyx Product Information" means (in written or in any other form, including electronic format):

         (i) all pharmacology, toxicology and other preclinical test results and, clinical data (including clinical trials data and results), in respect of Balsalazide and the Product;

         (ii) any documents or data filed or required to be filed in connection with the Product Registrations;

         (iii) correspondence with the Regulatory Authorities in the Territory relating to Balsalazide or the Product;

         (iv) marketing information used to support the marketing and distribution of the Product in the Territory (including, without limitation, sales training materials, promotional materials and customer lists);

         (v) any database relating to any adverse events in respect of the Product which relates to the Territory;

owned by or within the control of or licensed to Glycyx or its Affiliates as at the Effective Date (including for the avoidance of doubt any obtained by Glycyx from Astra) whether located in the Territory or elsewhere.

"Glycyx' Solicitors" means Covington & Burling Registered Foreign Lawyers and Solicitors - London of Leconfield House, Curzon Street, London, W1Y 8AS.

"Glycyx Stock" means all Stock manufactured for sale in the Territory which is within the possession or control of Glycyx at the Effective Date, which is estimated not to exceed 2.1 million capsules.

"Improvement" means any improvement, modification or adaptation to the Manufacturing Technology which might reasonably be of commercial interest to the Parties in the manufacture of Balsalazide or any Product.

"Indemnified Party" has the meaning set out in Clause 17.3.

"Indemnifying Party" has the meaning set out in Clause 17.3.

"Information" has the meaning set out in Clause 11.2.11.

"Infringement" has the meaning set out in Clause 15.5.

"Infringement Claim" means any allegation or claim made against Shire or any Sublicensee that the development, manufacture, sale or distribution of any Product within the Territory infringes or is an unauthorised use of the Intellectual Property Rights of a Third Party.

"Initial Payment " means the Initial Payment to be paid by Shire to Glycyx under Clauses 12.1.1 and 12.1.2.

"Intellectual Property Rights" means all rights in inventions, patents, SPCs, designs, copyrights (including rights in software), trade marks, service marks and databases (whether or not any of those is registered and including applications for registration of the foregoing) together with all trade secrets, know-how, other confidential information and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world.

"Liabilities" has the meaning set out in Clause 17.

"Manufacturing Committee" has the meaning set out in Clause 7.4.

"Manufacturing Technology" means all methods, processes, designs, data, procedures and other information relating to the manufacture of Balsalazide and/or the Products including, without limitation, final quality assurance, quality control procedures, manufacturing procedures, product and raw material specifications, formulation data and other technology related thereto.

"Maximum Quantity" has the meaning set out in Clause 10.11.

"MCA" means Medicines Control Agency, the UK Regulatory Authority established under Section 6, Medicines Act 1968.

"Net Sales" means with respect to any Product the invoiced sales price of such Product received from independent customers (including distributors) who are not an Affiliate or Sublicensee, less, to the extent such amounts are included in the invoiced sales price: (a) actual credited allowances to such independent customers for spoiled, damaged, out-dated and returned Product; (b) sales, value-added and other direct taxes for Product; (c) customs, duties and surcharges relating to Product; and (d) normal and customary government, trade, quantity and cash discounts.

"Price" has the meaning set out in Clause 10.11.

"Proceedings" has the meaning set out in Clause 15.5.

"Products" means (a) any products incorporating Balsalazide, or (b) any other substance or material whose development, manufacture, use, sale or distribution by an unlicensed Third Party would constitute an infringement of any Valid Claim of the Product Patents.

"Product Patents " means the patents listed in the Schedule to the Patent Assignment contained in Schedule 2.

"Product Licence" means the Product Registration for the Product granted by the MCA in the United Kingdom to Astra numbered 0017/0394.

"Product Registrations" means all product licenses or approvals, marketing approvals and pricing or reimbursement approvals in respect of any Product granted to Glycyx or Astra or any Affiliate, licensee or sublicensee of Glycyx or Astra by any Regulatory Authority prior to the Effective Date and any applications (whether prepared, but not submitted, pending, withdrawn or rejected) therefor in respect of the Territory only.

"Regulatory Authority" means any body responsible for the grant of product licences or approvals, marketing approvals or pricing or reimbursement approvals within the Territory.

"SPC" means in relation to any Product all Supplementary Protection Certificates for medicinal products and their equivalents provided under Council Regulation
(EEC) No. 1768/92 of 18th June 1992 and any analogous extensions of patent protection in any jurisdiction.

"Stock" means all stocks of Product (in whatever form or state of preparation) which has at the relevant date, at least two thirds of its approved shelf life unexpired and complies with specifications for the Product as at the relevant date.

"Sublicence" means any agreement under which Shire grants to a Third Party (the "Sublicensee") rights to market, promote and/or distribute Products in any part of the Territory.

"Supply Period" means the period from the Effective Date to 31 December 2001.

"Territory" means Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Luxembourg, Norway, The Netherlands, Switzerland, Sweden and the United Kingdom.

"Term" means the term of this Agreement as specified in Clause 2.8.

"Third Party" means any entity other than Shire or Glycyx and their respective Affiliates.

"Third Party Contractor" means any Third Party manufacturing API or finished Product for and on behalf of either Party.

"Third Party Recipient" has the meaning set out in Clause 16.3.

"Trade Marks" means the registered trade marks as listed in the Schedule to the Assignment contained in Schedule 3 including for the avoidance of doubt the Community Trade Marks.

"Transfer Date" means in respect of each of Sweden, Denmark and the United Kingdom the date on which the relevant Regulatory Authority effects a transfer of the relevant Approval into the name of Shire (or as it may direct).

"UK Transfer Date" means the date on which the MCA approves and registers a transfer of the Product Licence from Astra to Shire.

"Valid Claim" means a claim of any issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.1      In this Agreement:

1.2.1    The expression "the Parties" shall mean the parties to this Agreement;

         1.2.2 Unless the context otherwise requires all references to a particular clause sub-clause schedule or paragraph shall be a reference to that clause sub-clause schedule or paragraph in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

         1.2.3 Headings are for convenience only and shall be ignored in interpreting this Agreement;

         1.2.4 Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and vice versa;

         1.2.5 The words "including" or "included" are to be construed without limitation to the generality of the preceding words.

2.       GRANT AND ASSIGNMENT

2.1 With effect from the Effective Date, Shire shall have a fully paid irrevocable, exclusive right and licence to develop, manufacture (subject only to Clause 2.6), use, sell and have sold and distribute any Product within the Territory. Glycyx hereby grants to Shire:

         2.1.1 a fully paid, irrevocable, exclusive right and licence under the Formulation and Use Patents (subject always to Clause 2.6) to develop, manufacture, use, sell and have sold and distribute any Product within the Territory. The licence granted in this Clause 2.1.1 shall continue in relation to each country in the Territory for so long as any Product is within a Valid Claim of the Formulation and Use Patent which relates to each such country.

         2.1.2 a fully paid, irrevocable, exclusive right and licence (subject always to Clause 2.6) to use the Glycyx Manufacturing Technology and the Glycyx Product Information (and any Intellectual Property Rights therein or relating thereto as at the Effective Date) and any other Intellectual Property Rights owned, licensed to or within the control of Glycyx as at the Effective Date relating exclusively to Balsalazide or the Product in any of the development, manufacture, use, sale and distribution of any Product in the Territory. The licence granted in this Clause 2.1.2 shall continue in force for so long as the Glycyx Manufacturing Technology or Glycyx Product Information shall remain confidential or any such Intellectual Property Rights shall remain valid and enforceable.

         2.1.3 the licence granted in Clause 2.1.1 and 2.1.2 shall be exclusive in the Territory to the exclusion of all other persons including Glycyx and its Affiliates except that Glycyx and its Affiliates shall have the rights as specified under Clause 2.6. The Parties acknowledge that Astra has rights to distribute the Product in the Existing Territory until each of the relevant Transfer Dates under and in accordance with the terms of the Astra Agreement.

2.2 Glycyx hereby agrees to procure the assignment by Biorex to Shire on the Effective Date of the Product Patents and the Trade Marks and undertakes to deliver to Shire on the Effective Date the Assignments duly executed by Biorex.

2.3 Glycyx hereby assigns to Shire the right to recover and take all such proceedings as may be necessary for the recovery of damages or otherwise in respect of all infringements of any of the Product Patents committed prior to the Effective Date.

2.4 Glycyx hereby assigns to Shire all its right, title and interest (if any) in and to any and all goodwill relating to the Trade Marks.

2.5 Each Party shall do or procure the doing of all such acts and things and/or execute or procure the execution of all such documents in connection with the assignment of the Product Patents and the Trade Marks and the grant of the licenses under Clause 2.1 and the transfer to Shire of the Product Registrations under Clause 8 or otherwise to give effect to the terms of this Agreement as may reasonably be required from time to time by the other Party (including for the avoidance of doubt all such documents as may be required in connection with the licence back of the Community Trade Marks under the Trade Mark Assignment). Each Party shall bear its own costs in connection with any matter arising under this Clause 2.5.

2.6 It is acknowledged that Glycyx, its Affiliates and/or its sublicensees shall continue to develop, distribute, market and sell the Product in the Excluded Territory. Shire acknowledges that notwithstanding the grant of rights to Shire in respect of the Territory under the terms of this Agreement, Glycyx and its Affiliates:

         2.6.1 shall have a fully paid, non exclusive irrevocable right and licence with a right to sublicence to make or have made Balsalazide and/or any Products within the Territory and shall be entitled to use the Glycyx Manufacturing Technology and the Glycyx Product Information (and Intellectual Property Rights therein or relating thereto as at the Effective Date) and any other Intellectual Property Rights licensed to Shire under Clause 2.1.2 for this purpose; and

2.6.2 are hereby granted a fully paid, irrevocable right and non-exclusive licence (with right to sublicense) under the Product Patents for such purpose only

Provided That any such Balsalazide or Product manufactured within the Territory shall be for supply to Glycyx, its Affiliates and its sublicensees for marketing, distribution and sale outside the Territory only.

2.7 For the avoidance of doubt Glycyx hereby grants to Shire a non-exclusive fully paid up royalty free perpetual licence under the rights granted in Clause 4.4 of the Astra Agreement in respect of the Astra Intellectual Property (as defined in the Astra Agreement) which does not relate exclusively to Balsalazide or the Product to use the same in the development, manufacture, formulation, use or exploitation of Balsalazide and/or the Product only.

2.8 Unless otherwise expressly stated, the rights and obligations of each Party under this Agreement shall continue without limit in time. It is acknowledged that neither party shall be entitled to terminate this Agreement and the rights granted hereunder. In the event of any breach of the terms of this Agreement by either Party the rights of the other Party in respect of such breach shall be limited to damages or the remedies of specific performance or injunctive relief and neither Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever.

3.       SUBLICENCES AND ASSIGNMENTS OF PATENTS

3.1 The licences granted to Shire under Clauses 2.1 above shall include the right to grant Sublicences within the Territory (for the avoidance of doubt, without any further consent or approval) Provided That;

         3.1.1 each such Sublicence shall impose obligations on the Sublicensee which are no less onerous than the terms of Clauses 6 and 16 of this Agreement, as imposed on Shire; and

         3.1.2 Shire undertakes to use all reasonable commercial endeavours to procure the performance by any Sublicensee of the terms of each Sublicence; and

         3.1.3 notwithstanding any such Sublicence, Shire shall remain solely liable for the performance of its obligations hereunder; and

         3.1.4 Shire shall promptly as soon as reasonably practicable after execution notify Glycyx in writing of the execution of any Sublicence and the terms thereof and supply to Glycyx a copy of each such Sublicence (with commercially sensitive terms only redacted); and

         3.1.5 In the event that any Sublicensee is granted any right under the Sublicence to develop the Product or conduct clinical trials, the conduct of any such development or clinical trials by a Sublicensee shall be subject to the prior written approval of Shire; and

         3.1.6 each Sublicense shall require the Sublicensee in its exercise of its rights under the Sublicense in respect of the marketing, sale and distribution of the Product to maintain standards of quality and performance substantially similar to those maintained by Shire and its other Sublicensees in connection with the Product taking into account only differences in the standards of the pharmaceutical industry in each country; and

         3.1.7 Shire shall not grant to any Sublicensee any right in respect of the manufacture of Product Provided that this shall not prevent Shire from subcontracting to a Third Party (who may also be a Sublicensee) the manufacture of API or Product for and on behalf of Shire, its Affiliates or Sublicensees; and

         3.1.8 Each Sublicence shall require that the Sublicensee disclose and license Improvements to Shire to the extent necessary to enable Shire to comply with Clause 14.1.

3.2 Shire shall not (save only in the event of an assignment of this Agreement and the rights and obligations hereunder in accordance with Clause 20) without the prior written consent of Glycyx assign to any Sublicensee any Product Patent.

3.3 In the event that Glycyx shall grant to a Third Party any licence in respect of Balsalazide or the Products in respect of any Glycyx Area (or a substantial part thereof) it shall impose on such licensee:

         3.3.1 obligations which are no less onerous than those imposed on Shire under Clauses 6 and 16 of this Agreement;

         3.3.2 in respect of Improvements terms as imposed on Shire substantially in the form of Clause 14; and

         3.3.3 in respect of any sublicence granted by such licensee an obligation to impose on such sublicensee obligations which are no less onerous than those which Shire is obliged to impose on any Sublicensee under Clause 3.1.

         For the avoidance of doubt Glycyx shall be entitled to grant or assign to any such licensee in respect of any Glycyx Area (or substantial part thereof) at least such rights in respect of the relevant Glycyx Area (or substantial part thereof) equivalent to those granted to Shire in respect of the Territory. Glycyx undertakes to use all reasonable commercial endeavours to procure the performance by any licensee of the terms of any such licence.

3.4 Save only in the event of an assignment of this Agreement and the rights and obligations hereunder in accordance with Clause 20, Glycyx shall only assign any Formulation and Use Patents together with all the other Formulation and Use Patents. In the event of any such assignment, Glycyx shall notify Shire in writing of such assignment and shall notify the assignee in writing of the licence granted in favour of Shire under the Formulation and Use Patents under Clause 2.1.1 of this Agreement. Any such assignment shall require the assignee to comply with and adhere to the terms of the licence granted in favour of Shire under Clause 2.1.1.

4        BUSINESS OPPORTUNITIES

         4.1 Glycyx and Shire shall during the period of [*] days after the Effective Date discuss in good faith the grant to Shire of rights in respect of Balsalazide and Product in part or all of the Excluded Territory, excluding only the USA, Mexico and Canada, such grant to be upon such terms as may be negotiated in good faith between the Parties during such [*] day period or thereafter in the event that the Parties agree to continue discussions thereafter. During that [*] day period Glycyx agrees not to, and will procure that its Affiliates will not, enter into or



[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                  continue discussions with any person other than Shire regarding the license, sale, disposal or other grant of rights in respect of Balsalazide or the Product in part or all of the Excluded Territory excluding only the USA, Mexico and Canada. For the avoidance of doubt, upon the expiration of such [*] day period, Glycyx and its Affiliates shall have no further obligations to Shire in respect of this Clause 4.1.

         4.2 During the period of [* (*)] years after the Effective Date Glycyx shall notify Shire in writing in the event that Glycyx or any Glycyx Affiliate proposes to license to any Third Party the right to market, distribute and sell any pharmaceutical product (other than Product or Balsalazide) in the Territory or the Excluded Territory (Glycyx acknowledging for the avoidance of doubt that it has no right to offer any such licences in respect of Balsalazide or the Product in the Territory) and in the event that Shire so requires Glycyx and Shire shall discuss in good faith for a period of [* (*)] days following the date of such notice the grant to Shire of rights in respect of such product upon such terms and in respect of such territories as may be negotiated in good faith between the Parties during such [* (*)] day period or thereafter in the event that the Parties agree to continue discussions thereafter. During that [*] day period Glycyx agrees not to, and will procure that its Affiliates will not, enter into or continue discussions with any person other than Shire regarding such license. For the avoidance of doubt, upon the expiration of any such [* (*)] day period, Glycyx and its Affiliates shall have no further obligations to Shire in respect of this Clause 4.2 in respect of such specified pharmaceutical product.

5        Glycyx assistance

         Glycyx undertakes to provide Shire with reasonable and timely access to relevant employees of Glycyx and any Glycyx Affiliate (and to use its reasonable commercial endeavours (which for the avoidance of doubt shall include taking such steps as may reasonably be required to enforce the terms of the Astra Agreement) to provide such access to employees of Astra if and to the extent reasonably required by Shire and to the extent that Glycyx can provide the same under the terms of the Astra Agreement)

         [*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         who are familiar with Balsalazide and the Product or otherwise have material information in connection with the development, formulation, manufacture, distribution, marketing and sale of Balsalazide and/or any Product or any Product Registrations to make available to and transfer to Shire the Glycyx Manufacturing Technology, the Glycyx Product Information and the Product Registrations or in connection with matters arising in respect of the Product Registrations. Such access shall be free of charge except that Shire shall bear any travel, hotel or other out of pocket expenses reasonably incurred by Glycyx, Glycyx' Affiliates or by Astra in providing such assistance. Glycyx shall provide documentary evidence of any such expenses if required by Shire.

6        MUTUAL COOPERATION

         6.1 Shire acknowledges that Glycyx, its Affiliates and/or its sublicensees will continue the development, distribution, marketing and sales of Product in the Excluded Territory. Each Party undertakes to and undertakes to procure that its Affiliates, Sublicensees and sublicensees shall:

                  6.1.1 comply fully with the adverse reporting provisions contained in Clause 13;

                  6.1.2 participate in regular meetings (at intervals to be agreed) to discuss usage and performance of the Product and at which information concerning such matters may be exchanged.

7        DEVELOPMENT AND MANUFACTURING COMMITTEES

         7.1 The Parties shall establish a Development Committee with two representatives of each Party and with such other committee members as may reasonably be required from time to time. Such Development Committee shall;

                  7.1.1    meet and consult as required under Clause 9.3; and

                  7.1.2 meet and consult as may be agreed to inform each Party of any clinical trials or clinical development proposed or undertaken by either Party in accordance with Clause 7.2.

                  The Parties shall at all times have an equal number of representatives on the Development Committee.

         7.2 Each Party undertakes to communicate to the Development Committee its proposals for any clinical trials (with the exception of the Clinical Study which is dealt with in Clause 9.3) or clinical development of any Product in the Territory (in respect of Shire) and in the Excluded Territory (in respect of Glycyx) and shall take into account any reasonable requests of the other Party in connection with any such proposals. The Parties may decide, on terms which may be agreed, to further consult in respect of such clinical trials, such as by sharing data.

         7.3 The Development Committee shall meet alternately in London and in Palo Alto, California unless otherwise agreed and shall liaise regularly by telephone and other communication. It is proposed that the initial members of the Development Committee shall be:

                  Shire:  Dr Garrick Fiddler, Mike Burkin

                  Glycyx: Lorin Johnson, John Brough

                  Each Party shall use reasonable endeavours to maintain effective membership of the Development Committee and, if a person shall cease to be a member of the Development Committee, shall replace him with a suitably qualified replacement.

         7.4 The Parties shall establish a Manufacturing Committee with two representatives of each Party and with such other committee members as may reasonably be required from time to time. The Manufacturing Committee shall liaise as may be agreed from time to time in connection with;

                  7.4.1 The supply of API and finished Product to Shire during the Supply Period under Clause 10;

                  7.4.2 Subsequently, the economic manufacture and supply of API to satisfy the forecast requirements of each Party (and its Affiliates, Sublicensees and sublicensees) in accordance with the terms of Clause 10;

         7.5 The Manufacturing Committee shall meet alternately in London and in Palo Alto, California unless otherwise agreed and shall liaise by telephone and other communication as reasonably required from time to time by either Party. It is proposed that the initial members of the Manufacturing Committee shall be:

                  Shire:  Rob Haslam, Jenny Fox

                  Glycyx: John Brough, Randy Hamilton

                  Each Party shall use reasonable endeavours to maintain effective membership of the Manufacturing Committee and, if a person shall cease to be a member of the Manufacturing Committee, shall replace him with a suitably qualified replacement. The Parties shall at all times have an equal number of representatives on the Manufacturing Committee.

         7.6 It is the intention of the Parties that all matters relating to the further development of the Product and the manufacture of API and the Product during the Supply Period and thereafter shall be discussed in good faith and considered by the Development Committee or the Manufacturing Committee as may be agreed between the Parties from time to time. Without in any way limiting the obligations of Glycyx in respect of the transfer of the Product Registrations to Shire, Shire may refer matters concerning the detailed arrangements for such transfer to the Development Committee. Decisions of the Development Committee and the Manufacturing Committee shall be valid only if unanimously agreed by the two representatives of each Party on the committee.

         7.7 In the event that either the Development Committee or the Manufacturing Committee are unable to reach agreement on any particular issue, either committee may refer the matter for determination by the Chief Executive Officers of each Party ("CEOs"). In the event of any such referral each Party shall prepare and submit to the CEOs a memorandum or statement setting out its position in respect of the matter in dispute and its reasons for adopting that position and the CEOs shall consider the dispute in the light of those statements. If the CEOs agree upon the resolution of the dispute they shall issue a joint statement setting out the agreed terms and shall exercise all powers available to them to procure that the agreed terms are fully and promptly carried into effect by the relevant committee and the Parties.

         7.8 If the matter is not resolved or disposed of in accordance with Clause 7.7 the matter shall be referred to an independent expert (experienced in the manufacture of pharmaceuticals or the development of pharmaceutical products, as appropriate who shall act as an expert and not an arbitrator) appointed by the agreement of the Parties, or in the event that the Parties are unable to agree on the independent expert, such expert shall be appointed at the request of either Party by the President for the time being of the Royal Pharmaceutical Society of Great Britain who shall have the authority to appoint such an expert.

8        TRANSFER BY GLYCYX

         8.1 Glycyx hereby assigns to Shire (and agrees to procure the assignment by Astra, as appropriate), free of any charge or payment (subject only to Clause 8.2) and free of any third party right, claim or licence in respect of all or any part thereof, all right title and interest in and to the Product Registrations and agrees to take such steps as Shire may request to formally transfer and register the ownership of the Product Registrations to Shire and to secure approval of a change to the records of the relevant Regulatory Authorities recording Shire as owner.

         8.2 Shire shall be responsible for the payment of any fee payable by the transferee on the transfer of any Product Registration or by the applicant in connection with any application for Approval filed by or on behalf of Shire after the Effective Date.

         8.3 Glycyx undertakes as soon as practicable and in any event within 60 (sixty) days of the Effective Date to deliver free of charge to Shire (or as it may direct) copies of all Glycyx Product Information and Glycyx Manufacturing Technology.

         8.4 Glycyx undertakes at its own cost (subject to Clause 5) to procure the prompt performance by Astra of Astra's obligations under the Astra Agreement including taking all such steps as may be required to enforce the terms of the Astra Agreement insofar as may be necessary to obtain for Shire the rights granted under this Agreement.

9        PRODUCT REGISTRATIONS

         9.1 Shire shall use all reasonable commercial endeavours to obtain Approvals in each of France, Germany and the Netherlands as soon as reasonably practicable.

         9.2 Glycyx and Shire will each use their reasonable commercial endeavours to and Glycyx will use its reasonable commercial endeavours to procure that Astra will, obtain Transfer Dates which are as soon after the Effective Date as possible.

         9.3 In the event that Shire ascertains that the relevant Regulatory Authorities require additional clinical data to be filed before granting Approval in Germany, France and the Netherlands, Shire may, in its absolute discretion (subject to Clause 9.1) decide to conduct a clinical study in order to assist in obtaining an Approval (the "Clinical Study"). Shire shall communicate such decision and details of the form and protocol of the Clinical Study to the Development Committee and Shire shall give due consideration to the views of the Development Committee in respect of the Clinical Study it being acknowledged that all decisions in respect of the Clinical Study are ultimately to be made by Shire acting in its sole discretion. Subject to clause 9.4, Shire shall be responsible for the conduct of any such Clinical Study and will provide all medical resources and clinical study monitors. Shire shall keep the Development Committee informed as to the conduct, progress and results of the Clinical Study. Glycyx shall have prompt and full unrestricted access to the final report and results of the Clinical Study and shall be entitled to use such results and disclose the same to Third Parties for use in connection with the registration, marketing, sale and use of the Product in the Excluded Territory only.

         9.4 Glycyx shall reimburse to Shire costs incurred by Shire and payable to Third Parties and all direct internal costs (including for example, salaries) incurred by Shire in the conduct of the Clinical Study up to a maximum sum of (pound)[*] [(*] pounds Sterling). Unless otherwise agreed by the parties, Glycyx will reimburse Shire for such costs within 30 days of Shire issuing an invoice for such costs incurred and supplying documentation in support thereof.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         9.5 Glycyx undertakes to retain cash or cash equivalent balances of not less than the maximum liability to effect the reimbursement remaining outstanding from time to time under Clause 9.4 until the earlier of:-

                  9.5.1 the reimbursement by Glycyx to Shire of (pound)[*] ([*] pounds Sterling) in total in connection with the conduct of the Clinical Study in accordance with this Clause 9;

                  9.5.2 the grant of first Approval in all of Germany, France and the Netherlands; and

                  9.5.3 notification by Shire to Glycyx that it does not intend carrying out any Clinical Study or otherwise that Glycyx is released from any obligation to reimburse Shire under Clause 9.4.

10       SUPPLY OF  PRODUCT

         10.1 Glycyx will within 5 days of the Transfer Date in respect of a relevant country purchase from Astra in accordance with the terms of the Astra Agreement all Astra Stock in respect of such country.

         10.2 Glycyx will sell to Shire and Shire will purchase, within 5 days of each Transfer Date all Astra Stock in respect of the relevant country at a price of (pound)[*]p (plus VAT if applicable) per capsule. Payment for such Astra Stock shall be made within 30 days of the receipt by Shire of the invoice therefor. If Shire notifies Glycyx in writing prior to the Transfer Date that it does not want to purchase any of the Astra Stock Glycyx shall have no obligation to purchase the Astra Stock under Clause 10.1 and Astra will be entitled to sell such Astra Stock in the relevant country in the Territory thereafter in accordance with the terms of the Astra Agreement.

         10.3 Glycyx undertakes to grant to Shire a non exclusive fully paid up royalty free licence under the rights to be granted to Glycyx by Astra under Clause 18.4.7 of the Astra Agreement and under the Astra Termination Letter to use any Astra trade

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                  mark, trade name or logo or marking appearing on Astra Stock sold to Shire under Clause 10.2 for a period reasonably required by Shire to enable Shire to use and sell such Astra Stock.

         10.4 Shire will within 60 days of the Effective Date place a written order on Glycyx for the quantity of Glycyx Stock which Shire wishes to purchase and Glycyx will sell and Shire will purchase such quantity of Glycyx Stock at a price of (pound)[*]p (plus VAT if applicable) per capsule. For the avoidance of doubt Glycyx acknowledges that it has no right to sell in the Territory any Glycyx Stock which is not purchased by Shire (other than to Astra). Payment for such Glycyx Stock shall be made within 30 days of the receipt by Shire of the invoice therefor.

         10.5 Notwithstanding Clause 17, Glycyx agrees to indemnify and hold Shire and/or its Affiliates harmless from and against any Liabilities suffered or incurred in connection with Third Party claims for personal injuries or any Product recall to the extent caused by any defect in any Astra Stock or Glycyx Stock purchased by Shire, except to the extent that Shire is liable in respect thereof under Clause 10.6.

         10.6 Notwithstanding Clause 17, Shire agrees to indemnify and hold Glycyx, its Affiliates and sublicensees harmless from and against any Liabilities suffered or incurred in connection with Third Party claims for personal injuries or any Product recall to the extent caused by:

                  10.6.1 any amendment or alterations made by Shire (or its Affiliates or Sublicensees) to any of the Astra Stock or Glycyx Stock or to any packaging of the Astra Stock or Glycyx Stock; or

                  10.6.2 any material supplied by Shire or any Shire Affiliate or Sublicensee with any Astra Stock or Glycyx Stock in addition to and together with the Astra Stock or Glycyx Stock as delivered by Glycyx, upon its sale by Shire or any Shire Affiliate or Sublicensee; or


[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                  10.6.3 reason of any sale by Shire (its Affiliates or Sublicensees) of any Astra Stock or Glycyx Stock which as at the date of such sale does not comply with the Product specification current at such date to the extent such failure to comply is caused by Shire (its Affiliates or Sublicensees).

         10.7 Glycyx agrees to introduce Shire to all Third Party Contractors manufacturing or preparing to manufacture API and/or Product for and on behalf of Glycyx as at the Effective Date.

         10.8 For the avoidance of doubt, Shire shall be entitled to procure and license the manufacture, packaging or distribution (among other things) of API and/or Product for and on behalf of Shire, its Affiliates or Sublicensees by such Third Party Contractors, or in such other manner as it considers appropriate upon such terms as may be agreed between Shire and Third Party Contractors subject always to Clauses 10.9, 10.10 and 10.11 and 10.12.

         10.9 The Parties shall through the Manufacturing Committee liaise and consult in identifying and establishing additional Third Party Contractors for the manufacture and supply of API and Product.

         10.10 At any time when there shall be a shortage of supply of API and/or Product from Third Party Contractors supplying both Shire and Glycyx (or their Affiliates, Sublicensees or sublicensees) sufficient to satisfy the demand for API and/or Product by either Party (or its Affiliates, Sublicensees or sublicensees), Glycyx and Shire agree to consult with the Third Party Contractor and allocate available API and/or Product quantities between themselves by reference to their requirements for Product:

                  10.10.1 calculated by reference to [*] within their respective territories as specified in [* (*)]; and

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                  10.10.2 necessary to maintain existing and forecast sales levels in the Territory and the Excluded Territory existing as at the date of the shortage of supply; and

                  10.10.3 in respect of the [*] within their respective markets at the date of any such shortage of supply.

         10.11 Shire undertakes to use all reasonable commercial endeavours to obtain API during the Supply Period at the most economic price. Shire will use reasonable commercial endeavours to procure that [*] in respect of its premises at [*] and at [*] are added on relevant Product Registrations in the Territory provided that this shall not delay or have any other adverse impact on the Transfer Date. Notwithstanding that Shire shall order and obtain API from Third Party Contractors direct on its own account during the Supply Period, the Parties shall make such payments as shall ensure that the price borne by Shire for all quantities of API delivered to Shire during the Supply Period (up to a maximum aggregate total of [*] [(*)] tonnes (the "Maximum Quantity")) shall be (pound)[*]p ([*] pounds Sterling) per kilogram of API (the "Price"). Within 30 (thirty) days of each of 31 December 2000 and 31 December 2001, the Parties shall review the total aggregate quantity of API delivered to Shire, the price paid by Shire for such quantity and upon review in December 2001, sums paid by either Party on the December 2000 reconciliation and upon such review shall effect such payment taking account of the aggregate total to the date of the reconciliation and any sums paid on the previous reconciliation, as may be required to procure that the price borne by Shire for API shall be the Price. Any such payment shall be made by Shire to Glycyx in the event that the actual price paid shall be less than the Price and shall be made by Glycyx to Shire in the event that the actual price paid shall be greater than the Price.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         10.12 Shire shall not enter into any contract with any Third Party Contractor for the supply of API during the Supply Period without the prior approval of Glycyx (such approval not to be unreasonably withheld or delayed subject to Glycyx being satisfied as to the price of supply and the availability of supply to meet the demand of both Glycyx and Shire for API during the Supply Period). In the event that Shire proposes to obtain its supplies of API during the Supply Period from a Third Party at a price different from the Price it shall notify Glycyx and if the price exceeds the Price Shire will give Glycyx the opportunity to obtain the supply to Shire of the quantities required to be delivered in the Supply Period (up to the Maximum Quantity) from such Third Party Contractor or Third Party as Glycyx may designate.

11       REPRESENTATIONS AND WARRANTIES

         11.1 Each Party represents and warrants to the other Party as follows:-

                  11.1.1 that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation;

                  11.1.2 that it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

                  11.1.3 that the execution and delivery of this Agreement and the transactions contemplated herein do not violate, conflict with or constitute a default under its charter or similar organization document, its bylaws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and

         11.2     Glycyx represents and warrants that:

                  11.2.1 So far as Glycyx or its Affiliates are aware (without having made enquiry) no Product manufactured, distributed, sold or used by Glycyx and/or its Affiliates and/or its sublicensees prior to the Effective Date in the Territory infringes, has infringed, is alleged to infringe or has been alleged to infringe any Intellectual Property Rights of any Third Party;

                  11.2.2 So far as Glycyx or its Affiliates are aware (without having made enquiry) no Product manufactured sold or used in accordance with any of the Product Patents prior to the Effective Date in the Territory infringes or is alleged to infringe any Intellectual Property Rights of any Third Party;

                  11.2.3 Neither Glycyx nor any of its Affiliates has at any time prior to the Effective Date made any commitment or incurred any obligation which conflicts with any licences or other rights granted to Shire under this Agreement;

                  11.2.4 So far as Glycyx or its Affiliates are aware (without having made enquiry) none of its sublicensees has at any time prior to the Effective Date made any commitment or incurred any obligation which conflicts with any licences or other rights granted to Shire under this Agreement;

                  11.2.5 There are in respect of the Territory or any part thereof:-

                           11.2.5.1 no outstanding orders, judgments,
                                    injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body notified to Glycyx its Affiliates or Astra relating to Balsalazide or any Product;

                           11.2.5.2 no challenges, oppositions, actions, suits,
                                    personal injury or product liability or
                                    other claims, legal, administrative or
                                    arbitral proceedings or investigations
                                    against Glycyx, its Affiliates or Astra
                                    pending or threatened against or relating to Balsalazide or any Product;

                  11.2.6 There are in respect of any part of the Excluded Territory so far as Glycyx is aware without having made enquiry;

                           11.2.6.1 no outstanding orders, judgments,
                                    injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body notified to Glycyx, its Affiliates or sublicensees relating to Balsalazide or any Product;

                           11.2.6.2 no challenges, oppositions, actions, suits,
                                    personal injury or product liability or
                                    other claims, legal, administrative or
                                    arbitral proceedings or investigations
                                    against Glycyx, its Affiliates or
                                    sublicensees pending or threatened against or relating to Balsalazide or any Product which have had or in the reasonable opinion of Glycyx may have a material adverse effect on the development, manufacturing or sale of the Product in the Territory;

                  11.2.7 Glycyx has at the Effective Date disclosed to Shire all licences granted by Glycyx, its Affiliates (and so far as Glycyx is aware without having made enquiry, its sublicensees) in relation to the Product Patents, the Glycyx Product Information and any Product Registration in the Territory. So far as Glycyx and its Affiliates are aware there have been no past breaches of any such licences which in the reasonable opinion of Glycyx are likely to have a material adverse effect on the rights granted to Shire under this Agreement. Save as disclosed in respect of Astra and in respect of the Biorex Agreement none of such licences is continuing as at the Effective Date and so far as Glycyx and its Affiliates are aware no party to such licences which remain in force as at the Effective Date has committed any material breach of the terms of such licence.

                  11.2.8 Schedule 5 to this Agreement lists all entities currently manufacturing API and all entities which have previously manufactured commercially significant quantities of API for and on behalf of Glycyx, its Affiliates or its or their sublicensees anywhere in the world.

                  11.2.9 So far as Glycyx and its Affiliates are aware without having made enquiry the Formulation and Use Patents are legally and beneficially owned by Glycyx free from all liens, charges and encumbrances.

                  11.2.10 So far as Glycyx is aware without having made enquiry all renewal fees and steps for the maintenance or protection of the Formulation and Use Patents have been paid or taken.

                  11.2.11 Neither Glycyx nor any of its Affiliates nor, so far as Glycyx and its Affiliates are aware without having made enquiry, any sublicensee has (except in the ordinary and normal course of business or under an obligation of confidence) disclosed or permitted to be disclosed to any person other than Shire any material Glycyx Manufacturing Technology or Glycyx Product Information ("Information"). So far as Glycyx is aware without having made enquiry, no Third Party has obtained or is using any such Information (insofar as such Information is confidential and proprietary to Glycyx) without the authority of Glycyx and no Third Party who has obtained any such Information with the authority of Glycyx is using any of such Information (insofar as such Information is confidential and proprietary to Glycyx) otherwise than as permitted by such authorisation.

                  11.2.12 So far as Glycyx is aware (without having made any enquiry), the Product Patents and the Formulation and Use Patents are valid and enforceable and so far as Glycyx is aware (without having made enquiry) no act has been done or omission permitted whereby any of the Formulation and Use Patents has ceased to be valid and enforceable and so far as Glycyx is aware (without having made enquiry) no circumstance exists which might cause any of the Formulation and Use Patents to cease to be valid and enforceable.

                  11.2.13 So far as Glycyx and its Affiliates are aware without having made enquiry (save of Astra), no Third Party is infringing or has infringed any of the Product Patents or any of the Formulation and Use Patents.

                  11.2.14 Save as acknowledged by Shire in a letter to Glycyx of even date herewith Glycyx is not aware of any written communication from or to a Regulatory Authority which indicates that any Product Registrations granted are likely to be invalid or subject to challenge, revocation or withdrawal or that applications for any Product Registrations are likely to be rejected.

                  11.2.15 So far as Glycyx is aware, having enforced the terms of the Astra Agreement it is in possession of all documents, material and information that is or are material in connection with the Product Registrations. Glycyx has given

                           Shire full and unrestricted access to all documents in the possession of Glycyx concerning the Product Registrations.

                  11.2.16 So far as Glycyx and its Affiliates are aware without having made enquiry (save of Astra) no trade marks other than the Trade Marks have been used in connection with the Product by Glycyx or its Affiliates or sublicensees (including Astra) in the Territory.

                  11.2.17 So far as Glycyx is aware without having made enquiry, there are no continuations, continuations in part, divisions, subdivisions, renewals, reissues, extensions (including SPCs) relating to the Product Patents or any patent rights claiming priority from the Product Patents save as listed in the Schedule to the Patent Assignment.

                  11.2.18 As of the Effective Date there are no patents or patent applications within the Territory, other than the Product Patents and the Formulation and Use Patents, related to Balsalazide in the name of either Glycyx or its Affiliates or Biorex or its Affiliates.

         11.3 In this Clause 11, where reference is made to enquiry having been made of Astra, it is acknowledged that enquiry has only been made of Mr [*] of Astra in the form of a letter quoting the terms of Clauses 11.2.13 or 11.2.16 and requesting him to notify Glycyx if he or Astra is aware of any matter which might constitute a breach of either or both of these warranties and Mr [*] replied orally on May 9 2000 that he was not aware of any such matter, on the basis that neither Mr [*] nor Astra was liable in any manner whatsoever in respect of such reply.

         11.4 Save to the extent provided in this Clause 11, Glycyx makes no representations, extends no warranties of any kind, either express or implied, with respect to the manufacture, use, sale, or other disposition by Shire or its Sublicensees or other transferees of the Products. THE WARRANTIES EXPRESSLY SET FORTH IN THIS CLAUSE 11 BY EITHER PARTY ARE EXCLUSIVE AND NO OTHER WARRANTY, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IS EXPRESSED OR IMPLIED.


[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         11.5 EACH PARTY ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT IT DOES NOT DO SO ON THE BASIS OF AND DOES NOT RELY ON ANY REPRESENTATION OR WARRANTY OR OTHER PROVISION (EXCEPT AS EXPRESSLY PROVIDED HEREIN) AND ALL CONDITIONS, WARRANTIES OR OTHER TERMS IMPLIED BY STATUTE OR COMMON LAW ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

12       PAYMENTS TO GLYCYX

         12.1 In consideration of the rights granted to Shire under the terms of this Agreement Shire shall pay to Glycyx:

                  12.1.1 Subject to Clause 12.5 on the date hereof by telegraphic transfer to Glycyx' Solicitors the sum of (pound)7,828,000 (the "First Payment"); and

                  12.1.2 Subject to Clause 12.5 within 5 working days of the UK Transfer Date, by telegraphic transfer to Glycyx' Solicitors the sum of (pound)[*] (the "Second Payment"). The First and Second Payments are together referred to as the "Initial Payment"; and

                  12.1.3 Within 30 days of the grant of first Approval in Germany (if any), the sum of(pound)[*]; and

                  12.1.4 Within 30 days of grant of first Approval in France (if any), the sum of(pound)[*]; and

                  12.1.5 Within 30 days of the grant of first Approval in The Netherlands (if any), the sum of(pound)[*]; and

                  12.1.6 On or before 1st February 2004 the sum of (pound)[*], such sum to be payable only in the event that the aggregate total Net Sales of all sales of the Product made by or on behalf of Shire its Affiliates or Sublicensees in the

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                           United Kingdom in the period from the UK Transfer Date to 31st December 2003 shall exceed (pound)[*]

                  Provided Always That in the event that Shire sells Product in any of France, Germany or the Netherlands without having obtained Approval in respect of any such country the payments due in accordance with Clauses 12.1.3, 12.1.4 and 12.1.5 above shall be payable on the first sale of Product in such country.

         12.2     [*]

                  12.2.1   [*
                            *
                            *

                           *]

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                                      [*]







                  [*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC

                  [*]







[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC

                              Table  1 of Target Sales (GPB (pound))

------------------------------------------------------------------------------------------------------------
Country                                                          Year
                   -----------------------------------------------------------------------------------------
                             2001             2002               2003              2004              2005
------------------------------------------------------------------------------------------------------------
                                                  All GBP
------------------------------------------------------------------------------------------------------------
UK                       [*                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Austria                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Belgium                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Denmark                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Finland                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
France                    *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Germany                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Iceland                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Ireland                   *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Luxembourg                *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Netherlands               *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Norway                    *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Sweden                    *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------
Switzerland               *                *                    *               *                 *
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
TOTAL                     *                *                    *               *                 *]
------------------------------------------------------------------------------------------------------------

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                  12.2.2   [*]


                  12.2.3   [*]









[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                  [*]

                  12.2.4   [*]

                  12.2.5   [*]

                  12.2.6   [*]

                  12.2.7   [*]






[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                           [*]

         12.3 All payments due under this Clause 12 shall be made through the banking system on or before the due date into such bank account as Glycyx shall designate in writing from time to time for the receipt of such payments.

         12.4 If Shire or Glycyx fails to pay any sums due under this Agreement by the due date, it shall pay interest on the amount from time to time outstanding (before and after any expiry of this Agreement and any judgement), from the date that the same became due until actual payment, at a rate of 2% above the base rate from time to time of Barclays Bank plc.

         12.5 Shire may at its option (to the extent permitted by law) pay up to (pound)1,600,000 (one million six hundred thousand pounds Sterling) of the First Payment and up to (pound)600,000 (six hundred thousand pounds Sterling) of the Second Payment by the allotment of fully paid Ordinary Shares of (pound)0.05p each in the capital of Shire Pharmaceuticals Group plc (the "Consideration Shares") upon terms whereby:-

                  12.5.2 the Consideration Shares shall be allotted to Glycyx (or as it may direct) within 15 days of the Effective Date in respect of First Payment and within 15 days of the UK Transfer Date in respect of the Second Payment; and

                  12.5.3 the number of Consideration Shares shall be calculated by reference to the mid-market quotation as derived from the London Stock Exchange daily Official List of Ordinary Shares in Shire Pharmaceuticals Group plc averaged over the period of 5 (five) trading days immediately preceding the Effective Date in respect of the First Payment and the UK Transfer Date in respect of the Second Payment; and

                  12.5.4 the Consideration Shares shall rank pari passu in all respects with the other Ordinary Shares in issue in the capital of Shire Pharmaceutical Group plc; and

                  12.5.5 the Consideration Shares shall on allotment be admitted to the Official List of the London Stock Exchange and may be traded freely upon allotment.


[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         12.6 It is acknowledged that Glycyx shall receive part of the payments under Clause 12.1 for and on behalf of Biorex in consideration of the Assignments.

         12.7 Save for the payments received under Clause 12.6, and the sum of (pound)[*] in respect of the licence of the Formulation and Use Patents insofar as they relate to the United Kingdom, the Parties acknowledge that Glycyx is being paid in consideration of the development of Balsalazide and Product (which development includes all necessary pre-clinical and clinical studies conducted prior to the Effective Date and the preparation and filing of a dossier and the grant of Approval in the United Kingdom) and the exclusive right to market and sell Product in the Territory transferred under this Agreement.

13       PRODUCT DATABASE AND ADVERSE REACTIONS REPORTING

         13.1 The determination of whether an event amounts to a serious or unexpected adverse event will be assessed in accordance with the approved labelling in the country in which the event occurred.

         13.2 Shire shall maintain a database of all adverse and other reactions or events occurring in connection with the Product in any part of the Territory and shall use reasonable endeavours to procure that any such adverse and other reactions are notified to it in a timely manner by any Sublicensee and/or distributor of the Product.

         13.3 Glycyx shall maintain a database of all adverse and other reactions or events occurring in connection with the Product in any part of the Excluded Territory and shall use reasonable endeavours to procure that any such adverse and other reactions are notified to it in a timely manner by any sublicensee and/or distributor of the Product.

         13.4 On at least an annual basis a meeting will be held between representatives of both Shire and Glycyx to review and if necessary reconcile the data contained in the Shire and Glycyx reaction databases.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         13.5     Each Party undertakes:-

                  13.5.1 to notify the other Party by telephone, or facsimile transmission or electronic mail within 24 hours of becoming aware of any serious or unexpected adverse reaction or contra indication to the Product, such notification to include a summary of such event. Written documentation of any such event must be received by the other Party on a CIOMS form along with an analysis of similar events within 3 (three) working days of verbal notification;

                  13.5.2 to use reasonable efforts to provide to the other Party, as appropriate, follow-up safety information regarding any such reaction or event using a CIOMS form;

                  13.5.3 to notify the other Party within 3 (three) months, on a quarterly basis, of other adverse reactions or contra indications to the Product other than stated under 13.5.1;

                  13.5.4 to provide to the other Party in a timely manner copies of all safety reports submitted to any Regulatory Authority in the Territory or the Excluded Territory, as appropriate; and

                  13.5.5 to notify the other Party regarding sales volumes, by providing in writing quarterly unit sales figures by reference to each part of the Territory or Excluded Territory, as appropriate. Such information will be used by the other Party to generate "increased frequency" data for periodic safety reporting to the appropriate Regulatory Authority in the Territory or Excluded Territory, as appropriate.

14       IMPROVEMENTS

         14.1 In the event that either Party or any Affiliate, Sublicensee or (to the extent such sublicence agreement provides therefor) sublicensee of either Party shall develop, identify or create any Improvement it shall promptly notify the Manufacturing Committee and shall grant to the other Party an irrevocable, non-exclusive, fully paid up licence (with the right to sublicense) to develop, use, manufacture, have manufactured, exploit, market and sell any such Improvement in connection only with the manufacture of the Product or Balsalazide in the Territory or the Excluded Territory as appropriate.

         14.2 In the event that either Party or any Affiliate or Sublicensee or sublicensee of either Party shall develop, identify or create any improvement or amendment to the Product or Balsalazide it may in its sole discretion notify the other Party and may in its sole discretion enter into negotiations concerning the grant of a licence to the other Party in respect of such improvement or amendment upon such terms as it thinks fit.

15       PRODUCT PATENTS, FORMULATION AND USE PATENTS and TRADEMARKS

         15.1 For the avoidance of doubt, Shire acknowledges that Glycyx shall have the right to take such actions as are necessary or appropriate to maintain the Product Patents within the Excluded Territory and in the event that it does not do so, Biorex shall have the right to do so at its own expense.

         15.2 Glycyx may in its sole discretion prosecute to grant, maintain or procure the maintenance of the Formulation and Use Patents in the Territory for the maximum term available Provided That in the event that Glycyx elects not to so prosecute to grant or maintain any of the Formulation and Use Patents in the Territory Shire shall have the right to do so at its own expense and Glycyx shall make available to Shire or its authorised attorneys, agents or representatives, such of its employees, agents, or consultants necessary or appropriate to enable Shire to prosecute to grant or maintain the Formulation and Use Patents in the Territory and shall assign the Formulation and Use Patents to Shire for no additional charge.

         15.3 Notwithstanding Clause 3.4, if Glycyx intends to dispose of any of the Formulation and Use Patents, Glycyx will notify Shire of its intention and Shire shall have the right to an assignment of the Formulation and Use Patents upon such terms as may be agreed.

         15.4 For the avoidance of doubt, upon the expiry or invalidity of any of the Formulation and Use Patents Shire shall have a continuing, irrevocable, royalty-free licence (with the right to Sublicense) to use the Glycyx Manufacturing Technology and Glycyx Product Information and any rights existing therein to manufacture, use, sell, have sold and distribute Products in the Territory.

         15.5 In the event that either Party has reason to believe that a Third Party is infringing, threatening to infringe or otherwise making unauthorised use of any of the Formulation and Use Patents or the Glycyx Product Information in the Territory it shall promptly notify the other Party of such infringement or unauthorised use ("Infringement") and:

                  15.5.2 Shire and/or its Affiliates or Sublicensees shall, in their sole discretion, have the right to bring, direct and control proceedings relating thereto including its prosecution, defence or settlement ("Proceedings"); and

                  15.5.3 Any damages and other payments recovered in any Proceedings shall be retained by Shire or its Affiliates or its Sublicensee; and

                  15.5.4 Glycyx shall give Shire and/or its Affiliates and/or its Sublicensees all such assistance as Shire may reasonably require, at Shire's expense, in connection with any such Proceedings.

         15.6 In the event that either Party has reason to believe that a Third Party is infringing, threatening to infringe or otherwise making unauthorised use of any of the Glycyx Manufacturing Technology it shall promptly notify the other Party and the Manufacturing Committee of such infringement or unauthorised use and each Party shall take such action in respect of such infringement or unauthorised use as may reasonably be required by the Manufacturing Committee.

         15.7 In the event of an Infringement Claim Shire and/or its Affiliates and/or its Sublicensees shall, in their sole discretion, have the right to acknowledge, defend, settle or otherwise resolve any such Infringement Claim in such manner as it considers appropriate. Glycyx shall give Shire and/or its Affiliates and/or its Sublicensees all such assistance as any of the same shall reasonably require in connection with any such Infringement Claim and shall make no admission in respect of such Infringement Claim.

16       CONFIDENTIALITY

         16.1 Each Party undertakes that in relation to all confidential information of the other Party which may be within or come into its possession in connection with or arising from this Agreement or which it may generate in reliance on any confidential information so disclosed, such confidential information to include all confidential information comprised in the Glycyx Manufacturing Technology and Glycyx Product Information (collectively "Confidential Information"), it shall keep the same secret and confidential and shall not at any time for any reason whatsoever disclose or permit the same to be disclosed to any Third Party (save only as provided in Clause 16.3 below).

         16.2 The obligations of confidentiality contained in this Clause 16 shall not extend to any part of the Confidential Information of the disclosing party which the recipient party can show by documentary evidence:-

                  16.2.2 has (otherwise than by reason of any default by the recipient party) become freely available to the general public; or

                  16.2.3 was legally in the recipient party's possession or control prior to the date upon which it was received from the disclosing party free of any obligation of confidentiality; or

                  16.2.4 came into the recipient party's possession or control legally from a Third Party free of any obligation of confidentiality otherwise than by reason of any breach of any obligation of confidentiality by such Third Party.

         16.3 It is acknowledged that notwithstanding the provisions of Clause 16.1 above each Party shall be entitled to disclose any Confidential Information of the other Party;

                  16.3.2 to its agents, representatives, employees and consultants to the extent necessary to facilitate exploitation of the Product in the Territory or the Excluded Territory (as appropriate), to business advisers and Third Parties with whom such Party proposes to enter into a business relationship and to its advisers, investors or potential investors (collectively "Third Party Recipients") Provided That any such disclosure shall be limited only to such Confidential Information as is absolutely necessary and that the disclosing party shall procure that any Third Party Recipient shall be bound by obligations of confidentiality substantially equivalent to the provisions of this Clause 16; and

                  16.3.3 at such times and in such manner as may be required by law or any relevant regulatory authority or any relevant Stock Exchange regulation Provided That in such circumstances it shall give the other Party reasonable advance notice of the extent to which and the circumstances in which such disclosure is required, shall limit such disclosure to what is strictly necessary and required and shall endeavour (insofar as is appropriate) to preserve the confidentiality of the Confidential Information so disclosed Provided That any party to whom such disclosure is made shall be made fully aware of the confidentiality obligations attaching to the Confidential Information and shall (insofar as is possible) procure substantially equivalent obligations of confidentiality from any such party.

         16.4 Subject to the provisions of Clauses 16.3.2 and 16.5 neither Party shall issue any press release or written communication to be published by or in the media in any manner concerning the subject matter of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

         16.5 The Parties shall on the Effective Date issue a press release in the form attached as Schedule 4 concerning this Agreement.

         16.6 The obligations of both Parties under Clauses 16.1 to 16.4 (inclusive) shall remain in force for a period of ten years after the Effective Date.

17       INDEMNITY

         17.1 Subject to Glycyx's compliance with its obligations in Clause 17.3, Shire agrees to indemnify and hold Glycyx and/or its Affiliates harmless from and against any losses, claims, damages, liabilities or actions (including reasonable attorneys' fees and court and other expenses of litigation) (collectively, "Liabilities") suffered or incurred in connection with Third Party claims for personal injuries or any Product recall to the extent caused by:

                  17.1.2 any defect in any Product or other material supplied with any Product supplied by Shire and/or its Affiliates and/or its Sublicensees or any subcontractor of the same; or

                  17.1.3 any other act or omission (without regard to culpable conduct) of Shire and/or its Affiliates and/or its Sublicensees or any subcontractor of the same in connection with the manufacture, marketing and distribution of the Product by any of the same within the Territory.

                  17.1.4 any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with preclinical or clinical testing carried out in respect of Product by or on behalf of Shire in the Territory.

         17.2 Subject to Shire's compliance with its obligations in Clause 17.3, Glycyx agrees to indemnify and hold Shire and/or its Affiliates harmless from and against any Liabilities suffered or incurred in connection with Third Party claims for personal injuries or any Product recall to the extent caused by:

                  17.2.2 any defect in any Product or other material supplied with any Product sold by Glycyx and/or its Affiliates and/or sublicensees of the same prior to the Effective Date; or

                  17.2.3 any other act or omission (without regard to culpable conduct) of Glycyx and/or its Affiliates and/or sublicensees or any subcontractor of the same in connection with the manufacture of the Product by any of the same in the

                           Territory or the Excluded Territory or in connection with the marketing and distribution of the Product by any of the same in the Excluded Territory.

                  17.2.4 any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with preclinical or clinical testing carried out in respect of Product by or on behalf of Glycyx in the Excluded Territory.

         17.3 In the event that either Glycyx or Shire (the "Indemnified Party") intends to claim indemnification under this Clause 17 it shall promptly notify the other Party (the "Indemnifying Party") in writing of any loss, claim, damage, liability or action in respect of which the Indemnified Party or any of its Affiliates intends to claim such indemnification, and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, to assume the defence thereof with Counsel mutually satisfactory to the Parties Provided That the Indemnified Party shall have the right to retain its own Counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of the Indemnified Party by the Counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such Counsel in such proceedings. This Clause 17 shall not apply to amounts paid in settlement of any Liabilities if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnifying Party within a reasonable time after the commencement of any such action, if prejudicial to the ability of the Indemnifying Party to defend such action, shall relieve the Indemnifying Party of any liability to the Indemnified Party under this Clause 17, but the omission so to deliver written notice to the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party otherwise than under this Clause 17. The Indemnifying Party and its Affiliates shall cooperate fully with the Indemnified Party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         17.4 EXCEPT AS PROVIDED IN THIS CLAUSE 17, IN NO EVENT SHALL EITHER GLYCYX OR SHIRE OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, PRODUCTION, USE OR SALES) BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY. For the avoidance of doubt nothing in this Agreement shall limit either Party's liability to any Third Party for death or personal injury caused by its negligence.

18       WITHHOLDING TAX

         18.1 The Parties have agreed that an appropriate and fair apportionment of the sums payable in respect of the licence in respect of the Formulation and Use Patents insofar as they relate to the United Kingdom, is (pound)[*] ([*]). Apart from the payments made under Clause 12.6, the balance of the consideration payable under this Agreement is in respect of the matters stated in Clause 12.7.

         18.2 As a consequence of Clause 18.1, the Parties agree that withholding tax will apply to the said sum of (pound)[*] and be deducted (at a rate of 22%) from payment of such sum under the First Payment under Clause 12.1.1. The Parties agree that otherwise no withholding tax deduction is required to be made from payments due by Shire to Glycyx under the terms of this Agreement.

         18.3 Notwithstanding the provisions of Clauses 18.1 and 18.2, in the event that subsequently by reason of any Inland Revenue determination, Shire is required to withhold tax on any payment (or part thereof) to Glycyx under the terms of this Agreement (in addition to withholding on the said sum of (pound)[*]) the Parties will use all reasonable endeavours to procure that the Revenue interpret an appropriate and fair apportionment of the sums payable under this Agreement in accordance with the apportionment agreed between the Parties under Clause 18.1 and to minimise such withholding. In the event that any such withholding is required, the Parties agree to bear the cost of such withholding (and any interest and penalties thereon), equally.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

19       FORCE MAJEURE

         Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement where such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances or acts of God.

20       ASSIGNMENT

         20.1 This Agreement may not be assigned or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party without the written consent of the other Party (such consent not to be unreasonably withheld or delayed) except that either Glycyx or Shire may, without such consent, assign this Agreement and the rights and obligations (including all licences) hereunder:

                  20.1.1 in connection with the transfer or sale of all or substantially all of its business in respect of the Product (the relevant business being in the case of Shire that within the Territory and in the case of Glycyx its business in the Territory and in the Excluded Territory) (but not in respect of part thereof) or in the event of its merger or consolidation with another company at any time during the Term, Provided that in such case any permitted assignee shall assume all obligations of its assignor under this Agreement (including, for the avoidance of doubt, the obligation of Shire to effect payment under Clause 12.1); or

                  20.1.2 to any of its respective Affiliates, provided that, in any such case, Glycyx or Shire (as the case may be) shall:

                           (a)      procure the performance by any such
                                    Affiliate of all its obligations under this Agreement; and

                           (b) in the event that any such Affiliate ceases to be an Affiliate, procure an assignment of this Agreement and the rights and obligations hereunder to itself or to any other of its respective Affiliates.

         20.2 No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder (save that Glycyx shall not be entitled to receive any payment under Clause 12 and Shire shall not be entitled to receive any Reimbursement under Clause 12.2, more than once).

21       NOTICES

         21.1 Any notice required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by courier, or by post, postage prepaid, addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

                  If to Glycyx to;           Glycyx Pharmaceuticals Ltd

                                             Milner House, 18 Parliament Street

                                             Hamilton HM12 Bermuda

                                             Attention: President


                  With a copy to:            Salix Pharmaceuticals, Ltd

                                             4-101 Lake Boone Trail

                                             Suite 418

                                             Raleigh, NC 27607 U.S.A


                                             Attention: President

         If to Shire:                        Shire Pharmaceuticals Group PLC
                                             East Anton,
                                             Andover,
                                             Hampshire,
                                             SP10 5RG
                                             England
                                             Attention: Managing Director


         Any modification to this address must be notified in writing to the other Party in accordance with the terms of this Clause 21.

         21.2 In the absence of proof to the contrary notices properly sent hereunder shall be deemed to have been duly served 4 (four) working days after the date of dispatch.

         21.3     Copies of any notices dispatched in accordance with Clause
                  21.1 may be sent by facsimile transmission and for this purpose the following fax numbers below shall apply:

                  21.3.1 in the case of Glycyx at (001 441) 296 5749 and marked for the attention of the President, with a copy to Salix Pharmaceuticals, Ltd at (+1) 919 788 8611 marked for the attention of the President;

                  21.3.2 in the case of Shire at (44) 1264 348468 and marked for the attention of the Managing Director.

22       ENTIRE AGREEMENT

         This Agreement contains the entire understanding of each of the Parties hereto with respect to the transactions and matters contemplated hereby and supersedes all prior agreements and understandings relating to the subject matter hereof and no representations, inducements, promises or agreements, whether oral or otherwise, between the Parties not contained herein or incorporated herein by reference shall be of any force or effect. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

23       INDEPENDENT CONTRACTORS

         It is expressly agreed that Glycyx and Shire shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Glycyx nor Shire shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorisation of the other Party so to do.

24       WAIVER

         The waiver by either Party of any right hereunder or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

25       SEVERABILITY

         25.1 If at any time any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under the law of any applicable jurisdiction, such invalidity, illegality or un-enforceability shall not affect or impair;

                  25.1.2 the legality, validity, or enforceability in that jurisdiction of any other provision of this Agreement; or

                  25.1.3 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

         25.2 The Parties agree that they will negotiate in good faith to replace any provision of this Agreement so held to be invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

26       GOVERNING LAW

         Any controversy or claim of any nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of England, without reference to the rules of conflict of laws thereof.

27       JURISDICTION

         Each Party hereby irrevocably acknowledges and agrees that the Courts of England shall have exclusive jurisdiction to resolve any controversy or claim of whatsoever nature arising out of or relating in any manner to this Agreement, the terms of this Agreement or any breach of this Agreement or such terms.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

                                   Schedule 1

                         The Formulation and Use Patents

Formulation Patents

Country                App No              App Date           Pat No        Grant Date    Expiry Date

Belgium                 [*]                  [*]

France                  [*]                  [*]

Netherlands             [*]                  [*]               [*]             [*]           [*]

Norway                  [*]                  [*]


Sweden                  [*]                  [*]


[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

European Patent        [*]

Application
                       designated in
                       Austria,
                       Belgium,
                       Switzerland,
                       Germany,
                       Denmark,
                       Spain,
                       Finland,
                       France,
                       Great Britain,
                       Greece,
                       Ireland,
                       Italy,
                       Lithuania,
                       Luxembourg,
                       Monaco,
                       Netherlands,
                       Portugal and
                       Sweden.



Use Patent

Use of 2-hydroxy-5-phenylazobenzoic acid derivatives as colon cancer chemopreventive and chemotherapeutic agents.

European Patent App No. [*] designating Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Greece, Ireland, Italy, Lithuania, Luxembourg, Monaco, The Netherlands, Portugal and Sweden.


[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                                   SCHEDULE 2

                              Assignment of Patents

      DATED                                                  2000
      -----------------------------------------------------------



                           Biorex Laboratories Limited

                                     - and -

                         Shire Pharmaceuticals Group plc



                      -------------------------------------

                                PATENT ASSIGNMENT

                     ---------------------------------------

THIS DEED OF ASSIGNMENT is made on day of                               2000

BETWEEN:

1. Biorex Laboratories Limited, a company incorporated in England and Wales having its registered office at 2 Crossfield Chambers, Gladbeck Way, Enfield, Middlesex, EN2 7HT, England ("Assignor") and,

2. Shire Pharmaceuticals Group plc, a company incorporated in England and Wales having its registered office at East Anton, Andover, Hampshire, SP10 5RG, England ("Assignee").

WHEREAS

(A) Assignor is the proprietor of the various patents and the supplementary protection certificate listed in the Schedule to this Deed (the "Patents") .

(B) Pursuant to the terms of an agreement between Glycyx Pharmaceuticals, Ltd ("Glycyx") and Assignee of even date herewith (the "Master Agreement"), Glycyx agreed to procure the assignment by Assignor to Assignee of the Patents and Glycyx granted to Assignee certain rights in respect of the territories of Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Luxembourg, Norway, The Netherlands, Switzerland, Sweden and the United Kingdom (the "Shire Territory").

(C) Assignor has agreed to assign the Patents to Assignee in consideration for the payment of good and valuable consideration by Assignee to Glycyx under the terms of the Master Agreement, such consideration to be held by Glycyx for and on behalf of Assignor.

NOW IT IS AGREED as follows:

1.1 In consideration of the payment of good and valuable consideration to be paid by Assignee to Glycyx under the terms of the Master Agreement, up to a maximum sum of (pound)7,779,000 such consideration to be payable exclusive of VAT, with any applicable VAT to be paid by Assignee to Assignor on the presentation of a valid VAT invoice, and such consideration, exclusive of VAT to be held by Glycyx for and on behalf of Assignor, Assignor hereby assigns to Assignee:-

         1.1.1    the Patents and the full and exclusive benefit thereof; and

         1.1.2 the right to recover and take all such proceedings as may be necessary for the recovery of damages or otherwise in respect of all infringements of any of the Patents committed after the date of this Deed.

1.2 The parties hereby agree that all sums received by Glycyx pursuant to the terms of the Master Agreement for and on behalf of Assignor in excess of the sum of (pound)[*], are in consideration of the assignment of the Patents pursuant to Clause 1.1 above.

2. Assignor hereby represents and warrants to Assignee as at the date hereof that:

         2.1 The Patents are solely legally and beneficially owned by Assignor free from all liens, charges, encumbrances and all such other rights exercisable by third parties.

         2.2 So far as Assignor is aware, the compound previously sold by or on behalf of Glycyx under the trade mark "Colazide" does not infringe and is not alleged to infringe any third party intellectual property rights in the Shire Territory.

         2.3 All renewal fees and steps for the maintenance of the Patents have been paid and taken. For the avoidance of doubt, renewal fees for the Patents are payable in July 2000 and Biorex shall not be liable for the cost of these renewal fees.

         2.4 So far as Assignor is aware, the Patents are valid and enforceable and so far as Assignor is aware no act has been done or omission permitted whereby any of the Patents has ceased to be enforceable.

         2.5 So far as Assignor is aware, no third party is infringing or has infringed any of the Patents.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         2.6 Assignor is resident in the United Kingdom for corporation tax purposes.

3. Assignor hereby covenants with Assignee that Assignor will at the request and expense of Assignee execute all such instruments, applications, documents and do all such acts and other things as may reasonably be required by Assignee to enable Assignee or its nominee to enjoy the full benefits of the rights hereby assigned.

4. This Deed shall be governed by and construed in accordance with the laws of England without regard to the conflicts of law provisions thereof and the parties hereby submit to the exclusive jurisdiction of the English courts.

                                    SCHEDULE

                                   The Patents

Country           Patent Number/                             Filing Date
                  Supplementary Protection
                  Certificate Number

UK                Patent No. [*]                                [*]

UK                Supplementary Protection
                  Certificate No. [*]

France            Patent No. [*]                                [*]

Germany           Patent No. [*]                                [*]



[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

EXECUTED and DELIVERED as a DEED by the parties on the date set out at the head of this Deed.

EXECUTED and DELIVERED as a DEED                             )  Signed:      ..................................
by Biorex Laboratories Limited acting by                     )
two of its Directors or its Company Secretary
and one of its Directors                                     )  Full Name:   ..................................
                                                             )
                                                                ....

                                                                Director/Company Secretary

                                                                Signed:      .................................

                                                                Full Name:   .................................
                                                                ...
                                                                Director/Company Secretary


EXECUTED and DELIVERED as a DEED                             )  Signed:      .................................
by Shire Pharmaceuticals Group plc acting
by two of its Directors or its Company                       )
Secretary and one of its Directors                           )  Full Name:   .................................
                                                             )


                                                                Director/Company Secretary

                                                                Signed:      .................................

                                                                Full Name:   .................................

                                                                Director/Company Secretary

                                   SCHEDULE 3

                            Assignment of Trade Marks

        DATED                                                2000
        ---------------------------------------------------------



                           Biorex Laboratories Limited

                                     - and -

                         Shire Pharmaceuticals Group plc



                      -------------------------------------

                              TRADE MARK ASSIGNMENT

                                AND LICENCE BACK

                     ---------------------------------------

THIS DEED OF ASSIGNMENT is made on the                 day of               2000

BETWEEN:

(1) Biorex Laboratories Limited, a company incorporated in England and Wales having its registered office at 2 Crossfield Chambers, Gladbeck Way, Enfield, Middlesex, EN2 7HT, England ("Assignor"); and

(2) Shire Pharmaceuticals Group plc, a company incorporated in England and Wales having its registered office at East Anton, Andover, Hampshire, SP10 5RG, England ("Assignee").

WHEREAS


(A) Assignor is the proprietor of the registrations of national trade marks and the community trade marks listed in Schedule 1 to this Deed (the "National Trade Marks" and the "Community Trade Marks" respectively).

(B) Pursuant to the terms of an agreement between Glycyx Pharmaceuticals, Ltd ("Glycyx") and Assignee of even date herewith (the "Master Agreement"), Glycyx agrees to procure the transfer to Assignee of certain rights in Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Luxembourg, Norway, The Netherlands, Switzerland, Sweden and the United Kingdom (the "Shire Territory") and in particular to procure the assignment by Assignor to Assignee of the National Trade Marks and of the Community Trade Marks.

(C) Assignor has agreed to assign all its right, title and interest in and to the National Trade Marks and the Community Trade Marks to Assignee in consideration of the payment of good and valuable consideration by Assignee to Glycyx under the terms of the Master Agreement, such consideration to be held by Glycyx for and on behalf of Assignor, subject to an exclusive licence back of the Community Trade Marks in respect of European Union member states outside the Shire Territory (the "Licensed Territory").

NOW IT IS AGREED as follows:

1. Subject to the licence back set out in Clause 2, and in consideration of the first (pound)[*] to be paid by Assignee to Glycyx under the terms of the Master Agreement, such consideration to be payable exclusive of VAT, with any applicable VAT to be paid by Assignee to Assignor on the presentation of a valid VAT invoice and such consideration, exclusive of VAT to be held by Glycyx for and on behalf of Assignor, Assignor hereby assigns to Assignee absolutely all its right, title and interest in and to the National Trade Marks and the Community Trade Marks together with all its right title and interest in and to the goodwill attaching to the National Trade Marks and the Community Trade Marks.

2. Assignee hereby grants to Assignor a fully paid, royalty-free, perpetual, irrevocable, exclusive right and licence to use (and to sublicense the use of) the Community Trade Marks in the Licensed Territory, and subject to the laws of the country concerned, Assignor shall have an exclusive right to institute and pursue actions to prevent misuse of the Community Trade Marks throughout the Licensed Territory.

3. The assignment of the Community Trade Marks to Assignee shall include the right for Assignee to bring proceedings against any third party infringing after the date of this Deed the rights of Assignee in the Community Trade Marks in the Shire Territory and/or in the National Trade Marks.

4. Assignee shall take all steps that may be necessary to maintain the Community Trade Marks in force including but not limited to payment of renewal fees.

5. Assignor shall provide to Assignee (at its request) all such assistance with any proceedings which may be brought by or against Assignee against or by any third party pursuant to Clauses 3 and 4 and Assignee shall indemnify Assignor in respect of all costs and expenses (including reasonable legal costs) actually incurred by it in providing Assignee with such assistance.

[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

6. Assignor hereby represents and warrants to Assignee as at the date hereof that:

         6.1 The National Trade Marks and the Community Trade Marks are solely legally and beneficially owned by Assignor free from all liens, charges, and other encumbrances.

         6.2 All renewal fees and steps for the maintenance of the National Trade Marks and Community Trade Marks have been paid and taken.

         6.3 So far as Assignor is aware, the National Trade Marks and Community Trade Marks are valid and enforceable and so far as Assignor is aware no act has been done or omission permitted whereby any of the National Trade Marks and/or Community Trade Marks has ceased or might cease to be enforceable.

         6.4 So far as Assignor is aware, no third party is infringing or has infringed any of the National Trade Marks and/or the Community Trade Marks in the Shire Territory.

         6.5 Assignor is resident in the United Kingdom for corporation tax purposes.

7. Assignor shall at the request and expense of Assignee execute all such instruments, applications, documents and do all such acts and other things as may reasonably be required by Assignee to enable Assignee or its nominee to enjoy the full benefits of the rights hereby assigned. Assignee shall at the request of Assignor execute all such instruments, application, documents and do all such act and other things as may reasonably be required by Assignor to enable Assignor or its nominee or sublicensee to enjoy the full benefit of the licence granted under Clause 2.

8.       Assignee shall comply with the terms of:

         8.1 the Prior Rights Agreement dated 4 June 1998 between Fink GmbH and Assignor concerning the Community Trade Mark "COLAZID"; and

         8.2 the Letter of Undertaking from Reckitt & Coleman (Overseas) Limited to Beiersdorf AG dated 3 March 1989 concerning the German National Trade Mark "COLAZIDE"

         both attached at Schedule 2 of this Assignment.

9. This Deed shall be governed by and construed in accordance with the laws of England without regard to the conflicts of law provisions thereof and the parties hereby submit to the exclusive jurisdiction of the English courts.

                                   SCHEDULE 1

                                 The Trade Marks

              Country                              Number                           Registration
              Austria                              117587                            "Colazide"
              Benelux                              428853                            "Colazide"
               France                              1396079                           "Colazide"
              Germany                             FR1157517                          "Colazide"
           Great Britain                           1234695                           "Colazide"
              Iceland                       837/1989 (Application
                                            Number: 115/1987)                        "Colazide"
              Ireland                              120566                            "Colazide"
               Norway                              138374                            "Colazide"
               Sweden                              221326                            "Colazide"
            Switzerland                            371887                            "Colazide"
              Iceland                             969/1997                           "Colazid"
               Norway                              187075                            "Colazid"
              Denmark                              6812/90                            "Premid"
        Community Trade Mark                      000501759                          "Colazid"
        Community Trade Mark                       267930                            "Colazide"

                                   SCHEDULE 2

EXECUTED and DELIVERED as a DEED by the parties on the date set out at the head of this Deed.

EXECUTED and DELIVERED as a DEED                             )  Signed:      .................................
by Biorex Laboratories Limited acting by                     )
two of its Directors or its Company Secretary                )  Full Name:   .................................
and one of its Directors                                     )

                                                                .....
                                                                Director/Company Secretary

                                                                Signed:      .................................

                                                                Full Name:   .................................
                                                                ...
                                                                Director/Company Secretary


EXECUTED and DELIVERED as a DEED                             )  Signed:      .................................
by Shire Pharmaceuticals Group plc acting                    )
by two of its Directors or its Company                       )  Full Name:   .................................
Secretary and one of its Directors                           )

                                                                .....
                                                                Director/Company Secretary

                                                                Signed:      .................................

                                                                Full Name:   .................................
                                                                ...
                                                                Director/Company Secretary

                                   SCHEDULE 4

                                  PRESS RELEASE

May __, 2000

Shire Pharmaceuticals and Salix Pharmaceuticals Announce Agreement for European and Nordic Balsalazide Rights

Andover, UK / Raleigh, NC - Shire Pharmaceuticals Group plc (LSE: SHP.L; NASDAQ:
SHPGY) and Salix Pharmaceuticals, Ltd. (TSE: SLX) announced today that they have signed an agreement under which Shire will purchase from Salix the exclusive rights to balsalazide, a treatment for ulcerative colitis, for Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Luxembourg, Norway, The Netherlands, Switzerland, Sweden and the United Kingdom. Under the agreement, Shire will pay Salix up to a total of US$ 24 million, including approximately US$ 12.1 million in up-front fees comprising $ 9.6 million ((pound) 6.2 million) of cash and $ 2.5 million ((pound) 1.6 million) by way of the issue of o new Shire ordinary shares. In addition, Shire may pay up to a further US$ 12 million upon the achievement of certain milestones. Salix will share a portion of these payments, including all of the new Shire ordinary shares, with its licensor, Biorex Laboratories Limited, in accordance with Salix's licence arrangement with Biorex.



The rights to market balsalazide in these countries were returned to Salix in December 1999, having previously been licensed to AstraZeneca. Prior to this, AstraZeneca (then Astra AB) had launched balsalazide in the United Kingdom (under the trademark Colazide(R)), Sweden and Denmark and has continued to distribute the product in these countries. Balsalazide is not yet registered in France, Germany, Netherlands, Finland or the Republic of Ireland. Salix and Shire have agreed to collaborate on pursuing approval in these countries, and Salix has agreed to pay for certain clinical development costs, if required for approval. Shire will have ownership of relevant trademarks and certain patents and will take over the marketing and distribution of the product in the UK upon transfer of the UK Product Licence Application, with France and Germany following, once registered. Other countries covered by the agreement will be managed by Shire through local distributors.

Rolf Stahel, Chief Executive of Shire commented: "Balsalazide provides a good example of the success of our `Search' strategy of seeking to acquire known, proven molecules within our focus specialty areas. Balsalazide is prescribed primarily by specialists, offers an immediate entry into gastroenterology in the UK, and will, once registered, significantly strengthen our presence in France and Germany following the acquisition of the Fuisz companies in 1999. "



"We are very pleased about partnering with Shire", said Robert Ruscher, President and Chief Executive Officer of Salix. "We believe that Shire's commitment to increase its presence in Europe will help to make balsalazide a commercial success. This transaction exemplifies our strategy of partnering product rights outside of the United States, and focusing our efforts on product commercialization within the United States."



Application will be made for the o new Shire ordinary shares of 5p each to be issued, which will rank pari passu in all respects with existing ordinary shares, to be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange. It is expected that dealings in the new ordinary shares will commence on o [May/June] 2000.

                                    --Ends--

For further information, please contact:



Shire Pharmaceuticals Group plc:

Dr. Michael Gaitonde

Investor Relations

Shire Pharmaceuticals Group plc

+44 1264 348552



David Yates/Sophie Pender-Cudlip

Financial Dynamics

Shire Pharmaceuticals Group plc

+44 207 831 3113

Salix Pharmaceuticals, Ltd.

Robert P. Ruscher

President and CEO

Salix Pharmaceuticals, Ltd.

(919) 788-8550



Notes to Editors:



3.2      Ulcerative colitis

Ulcerative colitis is a chronic, relapsing and remitting disease characterised by acute non-infectious inflammation of the lining of the colon and rectum. In the UK, the annual incidence is approximately 7 cases per 100,000 people1. Ulcerative colitis affects men and women equally and may present at any age, with common symptoms being abdominal pain, diarrhoea with blood and mucus, weight loss and sometimes other complications such as arthritis. In the longer term, in some patients, there may be an increased risk of colorectal cancer developing. Management options include medical treatments such as 5-amino salicylic acid derivatives (including balsalazide), which are used in the treatment of mild to moderate disease, corticosteroids and immunosuppressants for more severe disease and surgery, including colectomy. In the UK, France and Germany alone, 1999 sales of prescription drugs in balsalazide's market sector exceeded US$ 175 million2 with an average annual growth rate of approximately 6%.



Sources:

1. British Medical Journal 2000; 320:1119-1123.

2. IMS data.



Shire Pharmaceuticals Group plc

Shire is an international specialty pharmaceutical company with a strategic focus on four therapeutic areas: central nervous system disorders, metabolic diseases, oncology and gastroenterology. The group has a sales and marketing infrastructure with a broad portfolio of products targeting the US, Canada, UK, Republic of Ireland, France, Germany and Italy, with plans to add other key markets in due course. Shire's global search and development expertise has already provided four marketed products, whilst the current pipeline of 14 projects includes one project in registration and nine projects post Phase II. Shire is actively searching to acquire further marketed products and development projects to enhance the potential for future growth, both organically and by acquisition. Website: www.shire.com



Salix Pharmaceuticals, Ltd.

Salix Pharmaceuticals, Ltd. develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs with an existing database of positive, late-stage clinical data in humans, to complete the development and to market these products through its own specialty sales force and through selected partners. Salix's lead product is balsalazide, a treatment for ulcerative colitis. Salix has submitted a New Drug Application (NDA) to the United States Food and Drug Administration (FDA) for the use of balsalazide as a treatment for mild to moderate active ulcerative colitis, and has received an "approvable letter" from the FDA. Additionally, Salix is in Phase III clinical development of rifaximin, a broad-spectrum gastrointestinal specific antibiotic, licensed from Alfa Wassermann, S.p.A., an Italian company. Rifaximin has been marketed in Italy by Alfa Wassermann for several years and is used for several gastrointestinal conditions including hepatic encephalopathy, infectious diarrhea and prophylaxis prior to bowel surgery. Website: www.salixltd.com.



For the convenience of readers, an exchange rate of US$ 1.55 to (pound) 1.00 has been used in this press release.

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the F-4 Prospectus and the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission and the Reports filed on Forms 10-Q and 10-K by Salix with the Securities and Exchange Commission.

                                   SCHEDULE 5

                              Manufacturers of API

Omnichem S.A

Diosynth Limited

  GLYCYX PHARMACEUTICALS LTD                   SHIRE PHARMACEUTICALS GROUP PLC

Signed                                      Signed

Title                                       Title